Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS SECOND QUARTER 2021 RESULTS

EAST HANOVER, NJ /Accesswire/ August 10, 2021 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its second quarter results for the three and six months ended June 30, 2021.

Financial Highlights for Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020:

●	Revenues increased to $10,229,209, increasing 5.8% from $9,672,945.

●	Gross profit increased to $4,270,680, increasing 8.4% from $3,938,605.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus share-based compensation were $463,297, increasing $239,412 from $223,885 in 2020.

●	Net income was $130,289, or $0.03 earnings per basic and diluted share, compared to net income of $33,514 or 0.01 earnings per basic and diluted share.

Financial Highlights for the Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020:

●	Total revenues rose 6.9% to $21,108,677 from $19,752,468.

●	Gross profit increased to $9,017,217, increasing 15.7% from $7,790,814.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus share-based compensation were $1,155,608, increasing $1,146,978 from $8,630.

●	Net income totaled $484,968, or $0.10 per basic and diluted share, compared to net loss of ($258,601), or ($0.06) per basic and diluted share.

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As of June 30, 2021, the Company had $9,427,360 in cash and cash equivalents; $1,470,391 in accounts receivable; long term debt of $975,970 (excluding the impact of operating lease liabilities), and total stockholders’ equity of $12,590,117.

For more details on SilverSun’s second quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “This was another good quarter for the Company. As the Covid pandemic continues to cause disruptions within supply chains and the new work-from-home paradigm mandates that companies be able to access their data and business applications safely and securely from remote locations, our focus on the digital transformation of our customers continues to bear fruit. We have been focusing on increasing our monthly recurring revenue (“MRR”), and on increasing recurring revenue as a percentage of total revenue. The products and services that we provide that generate MRR include our Software as a Service (SaaS) product offerings, Infrastructure as a Service (IaaS), cloud hosting for business applications, cybersecurity, business continuity and disaster recovery solutions. As a result, MRR is now approaching 46% of total revenue.”

“As we scale our business, we continue to remain focused on improving our operating efficiency and reducing expenses. As a result of increased utilization and the sales of higher margin solutions, the Company’s gross margin was 41.7% for the second quarter versus 40.7% last year, and 42.7% for the first half of 2021 versus 39.4% last year. Similarly, the Company’s selling, general and administrative expenses (SG&A) were 37.2% of revenue this quarter, versus 38.4% last year. For the first half of 2021, SG&A expense was 37.2% of revenue, versus 39.4% for the same period last year.”

“With margins up and expenses down, the trend is in the right direction. Earnings before interest, taxes, depreciation, amortization and share-based compensation (EBITDA) has increased $239,412 in the second quarter versus the same period last year, and has increased by $1,158,608 for the first 6 months of the year versus the first six months of 2020. I expect we will see continued improvement in our operating margins in the coming quarters.”

In conclusion, Meller stated, “The Company continues to execute on its business plan. Revenue and gross profit are up, gross margins are up, and operating expenses are down. Our sales pipeline for the balance of the year is strong, and our marketing team continues to generate leads at a record pace. We completed the acquisitions of CT Solutions and the Human Capital Management division of PeopleSense in the second quarter, and we will continue to pursue further acquisitions in the coming months. As a result, we are excited and confident about continuing to deliver positive financial results, and are well positioned for continued and accelerated growth. I am grateful to our team for their tremendous efforts in accomplishing this feat in the current environment.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Human Capital Management (“HCM”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated IT managed services practice that provides cybersecurity, cloud, application hosting, disaster recovery, business continuity, and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com